EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on March 31, 2023

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	483,261
Securities:	5,714
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	54,850
Premises and fixed asset 31,287
Other real estate owned:	55
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	84,217
Total Assets:	659,384

LIABILITIES	Thousands of Dollars
Deposits	9,240
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	85,255
Total Liabilities	94,495

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	340,722
Retained Earnings	223,448
Accumulated other comprehensive income	(281)
Total Equity Capital	564,889

Total Liabilities and Equity Capital	659,384